Exhibit 99.1

Media Contact:

Ann Drummond

Ann.drummond@samy.com

1.888.610.SAMY

FOR IMMEDIATE RELEASE:

MobileBits Corp Files 8-K

Today MobileBits Holding Corporation (MBIT) has filed a Form 8-K with the SEC relating to the current situation surrounding our business.

While MobileBits’ Samy mobile app continues to demonstrate promising returns in several global markets, we are still in a position where we depend on private capital investment to sustain operations until such time as our revenues exceed our operating costs. Over the last 10-12 months, MobileBits has experienced a dramatic leadership transformation, we have reached settlement agreements to close several outstanding lawsuits, we have significantly reduced the amount of outstanding accounts payable which was in large part related to litigation expenses, scaled our staff and payroll expenses to reflect the current state of the business, and have been focused on strengthening the product offering.

We are providing this information to you, our shareholders, supporters, vendors, and clients so that you are aware of the urgent need we have for additional capital financing and/or revenue generating partnerships. Company management continues to pursue strategic alternatives including seeking additional funding from private placements and public offerings, seeking additional funding from third party debt financings; and continuing the implementation of the business plan, which may include merging with or being acquired by another entity.

A copy of the Form 8-K can be found below, on our website at www.mobilebits.com, or with the Securities and Exchange Commission at www.sec.gov.

If you are able to contribute to our need for immediate financing or revenue generating partnerships, please contact either Kent Kirschner at 888-610-7269 X 203 or James Burk at 888-610-7269 X 206.

About MobileBits

MobileBits was founded on the premise of strengthening relationships between businesses and customers by leveraging social engagement and loyalty solutions. Encompassing a diverse family of products, they are committed to facilitating digital interactions between organizations and their audiences. Their flagship product is a mobile shopping application framework utilized in building what can best be described as “Mobile Commerce Networks” and with one example already in the marketplace, the Samy mobile shopping application. The company and its products are continually helping businesses interact with their customers in new and meaningful ways.

Please visit Mobilebits at www.mobilebits.com for more information.